Exhibit 99.1

Mace Reports Financial Results for the 3rd Quarter & Nine Months Ended September 30, 2008; Announces Reorganization & Cost-Reduction Strategy

HORSHAM, Pa.--(BUSINESS WIRE)--November 13, 2008--Mace Security International, Inc. ("Mace" or the “Company”) (Nasdaq Global:MACE) today announced financial results for the third quarter and nine months ended September 30, 2008. The Company also announced a reorganization and cost-reduction strategy, which is estimated to result in approximately $2.3 million in annualized savings.

Third Quarter 2008 Highlights

  Overall revenues during the third quarter of 2008 increased to $12.0 million from $11.8 million in 2007.
  Overall revenues during the first nine months of 2008 increased to $40.5 million from $28.9 million in 2007.
  Mace appointed Dennis R. Raefield as its President and CEO during the third quarter of 2008.
  Mace implemented a reorganization and cost-reduction strategy, which is estimated to result in approximately $2.3 million in annualized savings.

“As we previously disclosed, our goal is to create a healthy and profitable organization,” said Dennis Raefield, Mace’s President and CEO. Mr. Raefield added, “During my first month as CEO, I began implementing an aggressive reorganization and cost-reduction strategy, which is estimated to provide significant future savings to Mace. This strategy is the first step in achieving the important goal of producing positive cash flow from operations. We are also updating our product lines, go-to-market strategy, and planning other top line enhancing steps. I continue to be optimistic about Mace, and I am excited about improving shareholder value.”

Reorganization Strategy

During the third quarter of 2008, Mace began reorganizing its Florida and Texas security divisions into one division, and reduced employment positions throughout the entire Company.

As part of the reorganization of the security divisions, the Company has begun to consolidate the security division’s warehouse operations into its Farmers Branch, Texas facility. The Fort Lauderdale, Florida warehouse will be closed and the property put up for sale. Mace’s professional security sales and administrative team will remain in Florida with the security catalog sales team being located in Texas. The Company’s previous headquarters, which was located in Fort Lauderdale, Florida, has already been relocated to Horsham, Pennsylvania.

Mace estimates that its reorganization within its Security Segment, its employee reduction, and other cost saving measures will result in approximately $2.3 million in annualized savings. A portion of this estimated total cost reduction was implemented as of September 30, 2008. These programs will continue into the fourth quarter of 2008 and first quarter of 2009.

Financial Results, Third Quarter of 2008 Compared To Third Quarter of 2007

Total revenues for the third quarter ended September 30, 2008 were $12.0 million, as compared to $11.8 million for the same period in 2007. The slight increase in overall revenues was primarily due to an increase in revenues from Mace’s Digital Media Marketing Segment, which Mace purchased in July 2007, partially offset by a decrease in revenues from Mace’s Security Segment.

Net loss for the third quarter of 2008 was approximately $2.1 million, or $(0.13) per share, compared to a loss of $3.2 million, or $(0.20) per share, for the third quarter of 2007.

Discontinued operations include the Company’s Arizona, Florida, Northeast, San Antonio, Texas and Lubbock, Texas car wash regions and the Company’s truck wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $384,000, or $(0.02) per share, in the third quarter of 2008.

Financial Results, Nine Months of 2008 Compared To Nine Months of 2007

Total revenues for the nine months ended September 30, 2008 were $40.5 million, as compared to $28.9 million for the same period in 2007. The increase in revenues was primarily due to the addition of $11.5 million in revenues from Mace’s Digital Media Marketing Segment, which Mace purchased in July 2007, partially offset by a decrease in revenues from Mace’s Security Segment.

Net loss for the nine months ended 2008 was approximately $2.0 million, or $(0.12) per share, compared to a loss of $5.2 million, or $(0.33) per share, for the first nine months of 2007.

Discontinued operations include the Company’s Arizona, Florida, Northeast, San Antonio, Texas, and Lubbock, Texas car wash regions and the Company’s truck wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $5.5 million, or $0.34 per share, in the first nine months of 2008.

The Company’s net book value was $51.6 million, or $3.14 per share, at September 30, 2008. In addition, Mace had $66.4 million in total assets, including $12.8 million of cash and short-term investments at September 30, 2008.

Conference Call

Mace will conduct a conference call on Tuesday, November 25, 2008 at 11:30 AM EST. The conference call number is (888) 751-6352 and the international conference call in number is (973) 638-3285, conference ID: 73584821. There will be access to a tape recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 73584821. This will be available after the teleconference from 5:00 PM EST, Tuesday, November 25, 2008 through 5:00 PM EST, Tuesday, December 9, 2008. In addition, a live web cast of the conference call will be available online at www.mace.com. A recording of the teleconference will also be available on the Company’s website through December 9, 2008.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

TABLES FOLLOW

Mace Security International, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended September 30,
	2008	2007

Revenues
Security	$5,309	$5,697
Digital media marketing	3,355	2,802
Car wash and detailing services	2,121	2,288
Lube and other automotive services	688	727
Fuel and merchandise	568	271
	12,041	11,785
Cost of revenues
Security	3,827	3,965
Digital media marketing	1,821	2,599
Car wash and detailing services	1,683	1,754
Lube and other automotive services	520	537
Fuel and merchandise	536	233
	8,387	9,088

Selling, general and administrative expenses	5,117	5,399
Depreciation and amortization	304	361

Operating loss	(1,767)	(3,063)

Interest expense, net	(44)	(42)
Other income	159	86
Loss from continuing operations before income taxes	(1,652)	(3,019)

Income tax expense	25	24

Loss from continuing operations	$(1,677)	$(3,043)

Loss from discontinued operations, net of tax	$(384)	$(186)

Net loss	$(2,061)	$(3,229)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.11)	$(0.19)
Loss from discontinued operations, net of tax	(0.02)	(0.01)
Net loss	$(0.13)	$(0.20)

Weighted average shares outstanding
Basic	16,465,253	16,213,726
Diluted	16,465,253	16,213,726

Mace Security International, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007

Revenues
Security	$16,151	$16,756
Digital media marketing	14,272	2,802
Car wash and detailing services	6,445	6,389
Lube and other automotive services	2,021	2,104
Fuel and merchandise	1,642	807
	40,531	28,858
Cost of revenues
Security	11,503	12,203
Digital media marketing	8,745	2,599
Car wash and detailing services	5,103	5,059
Lube and other automotive services	1,539	1,609
Fuel and merchandise	1,533	719
	28,423	22,189

Selling, general and administrative expenses	16,270	12,968
Depreciation and amortization	987	913
Asset impairment charges	2,608	-

Operating loss	(7,757)	(7,212)

Interest expense, net	(83)	(287)
Other income	382	513
Loss from continuing operations before income taxes	(7,458)	(6,986)

Income tax expense	75	73

Loss from continuing operations	$(7,533)	$(7,059)

Income from discontinued operations, net of tax	$5,517	$1,908

Net loss	$(2,016)	$(5,151)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.46)	$(0.45)
Income from discontinued operations, net of tax	0.34	0.12
Net loss	$(0.12)	$(0.33)

Weighted average shares outstanding
Basic	16,465,253	15,589,313
Diluted	16,465,253	15,589,313

CONTACT:
Mace Security International, Inc.
Eduardo Nieves, Jr., Vice President
954-449-1313
ed@mace.com